UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2012

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32185	36-3953261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

The information under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 21, 2012, Inland Real Estate Corporation (the “Company”) entered into a second amended and restated term loan agreement (the “Term Loan Agreement”) and a fifth amended and restated line of credit agreement (the “Credit Facility,” and together with the Term Loan Agreement, the “Credit Agreements”) with KeyBanc Capital Markets, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC) and Merrill Lynch, Pierce, Fenner and Smith Incorporated as co-lead arrangers, KeyBank National Association as administrative agent (“Agent”), Wells Fargo Bank, National Association and Bank of America N.A. as co-syndication agents, BMO Capital Markets and RBS Citizens National Association (d/b/a Charter One) as co-documentation agents and PNC Bank, National Association.  These new Credit Agreements replace the Company’s existing unsecured term loan and credit facility agreements (the “Prior Credit Agreements”).  Among the changes in the new Credit Agreements are modifications to the applicable margins and fees, a provision for possible future increases in the maximum aggregate amount of loans available, and an extension of the termination date of the Credit Facility.

Under the Term Loan Agreement, the Company borrowed $175 million on an unsecured basis (the “Term Loan Amount”).  Under the Credit Facility, the Company may borrow, on an unsecured basis, up to $175 million (the “Facility Amount”).  As of the date of this 8-K filing, the outstanding balance on the Credit Facility is $55 million.  The Company may increase the Facility Amount to $275 million, provided that: (a) at the time of the proposed increase there is neither a default, nor any condition, which after notice of lapse of time would constitute a default by the Company; and (b) either one or more lenders increase their respective funding commitments, in their sole discretion, or the Company, Agent, or the lead arrangers designate one or more new institutions (acceptable to each of the Company, the Administrative Agent and Lead Arrangers) to become lenders providing funding commitments for the increased amount.  This Credit Facility will be a direct, unsecured recourse obligation of the Company.  A swingline of $25 million will also be available for same day borrowings by the Company.

The Company will be required to pay interest only, on a monthly basis during the term of the Credit Agreements, with all outstanding principal and unpaid interest due upon termination of the Credit Agreements.  The obligation under the Credit Facility is scheduled to mature on August 20, 2016 and the obligation under the Term Loan Agreement is scheduled to mature on August 20, 2017.

The Company generally may borrow under the Credit Agreements at rates that bear interest at a base rate applicable to any particular borrowing plus a graduated spread that varies with the Company’s leverage ratio.

Defined Term Under the Applicable Credit Agreements	Current Spread (percent per annum)
“Applicable Margin” for Fixed Rate Loans	0.65% - 1.25%

“Applicable Margin” for Floating Rate Loans	1.65% - 2.25%

“ABR Applicable Margin”	0.65% - 1.25%

“LIBOR Applicable Margin”	1.65% - 2.25%

As provided in Schedule 8 to each of the Credit Agreements, if the Company obtains an investment grade rating from at least two of Moody’s, Fitch and S&P, the applicable margins thereafter potentially will improve relative to the margins listed above and will vary from time to time by reference to the type of advance (ABR or LIBOR) and the then-current credit ratings of the Company rather than the Company’s leverage ratio.

The Company is required to pay a quarterly unfunded commitment fee calculated on a daily basis in an amount equal to the unfunded commitment under the Credit Facility multiplied by 0.25% per annum, if greater than 50% of the commitment is funded, or 0.35% per annum, if less than 50% of the commitment is funded. If the Company obtains an investment grade rating, it will no longer have to pay an unfunded commitment fee under the Credit Facility.

The Credit Agreements contain affirmative, negative and financial covenants, representations, warranties and borrowing conditions.  The Company may generally use proceeds only to acquire stabilized retail properties and for working capital or other general corporate purposes.  Investments in unimproved land holdings or land bank (excluding land that is either under development of planned for development in the next twelve months), partnerships or joint ventures, construction activities, mortgage notes receivable, triple net lease properties (non-retail) and forward contracts to purchase retail properties are limited to the levels as described in each agreement.

The events of default remain the same as they were in the Prior Credit Agreements.  In addition to other customary events of default in the Credit Agreements to which the Company is subject, the occurrence of any of the following will constitute an event of default upon which the outstanding balances owed pursuant to the Credit Agreements may become immediately due and payable:

•     change in management (change of any two of the following:  D. Scott Carr, Mark E. Zalatoris or Brett A. Brown);

•     any change in the ownership of the Company which results in less than 80% of the Company’s capital stock being held by persons who were shareholders on the date of the Credit Agreements or certain persons closely related to those shareholders;

•     any change in the membership of the Company’s board of directors which results in the board members as of the date of the Credit Agreements constituting less than 50% of the total board members at any time during the two-year period following such date;

•     failure to pay when due any recourse indebtedness, regardless of amount, or any other consolidated outstanding indebtedness in excess of $50 million (“Material Indebtedness”) in the aggregate (subject to certain exceptions); provided that Material Indebtedness shall not include either (i) that portion of the Consolidated Outstanding Indebtedness due from IN Retail Fund Algonquin Commons, L.L.C., which is an Investment Affiliate, under loans made by Teachers Insurance and Annuity Association of America having current principal balances of approximately $72,300,000 and $19,600,000, respectively, which are secured by the projects known as Algonquin Commons and The Exchange at Algonquin Commons, each located in Algonquin, Illinois (the “Algonquin Indebtedness”) or (ii) any Recourse Indebtedness of the Borrower or another member of the Consolidated Group arising from Guarantee Obligations undertaken with respect to such Algonquin Indebtedness unless and until the fifth (5th) Business Day after the date on which the holders of the Algonquin Indebtedness institute judicial proceedings to collect such Recourse Indebtedness);

•     default in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits any Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to its stated maturity date (subject to certain exceptions);

•     judgments against the Company or any consolidated subsidiary in excess of $10 million in aggregate that remain unsatisfied or unstayed for more than 60 days;

•     the occurrence of an early termination date under any swap contract (as defined in such swap contract) resulting from (A) certain events of default under such swap contract or (B) certain termination events under such swap contract and, in either event, the swap termination value owed as a result thereof is greater than $10 million; or

•     failure to remediate within the time period permitted by law or governmental order (or within a reasonable time give the nature of the problem if no specific time period has been given) material environmental problems.

The information set forth above does not purport to be complete in scope and is qualified in its entirety by the full text of the Term Loan Agreement and the Credit Facility, which are attached to this current report as exhibits 10.1 and 10.2, respectively and incorporated into this Item 2.03 by reference.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired:  N/A

(b)           Pro Forma Financial Information:  N/A

(c)           Shell company transactions:  N/A

(d)           Exhibits:

Exhibit No.	Description

10.1

Second Amended and Restated Term Loan Agreement, dated as of August 21, 2012, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as a Lender and as Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; PNC Bank, National Association as a Lender and the other entities which may become parties as additional Lenders

10.2

Fifth Amended and Restated Credit Agreement, dated as of August 21, 2012, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as a Lender and as Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; PNC Bank, National Association as a Lender and the other entities which may become parties as additional Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: August 27, 2012	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Second Amended and Restated Term Loan Agreement, dated as of August 21, 2012, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as a Lender and as Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; and the other entities which may become parties as additional Lenders

10.2

Fifth Amended and Restated Credit Agreement, dated as of August 21, 2012, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as a Lender and as Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; and the other entities which may become parties as additional Lenders